EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-62650) pertaining to the Esterline Technologies Corporation Amended and Restated 1997 Stock Option Plan of our reports dated December 3, 2003, with respect to the consolidated financial statements of Esterline Technologies Corporation incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended October 31, 2003 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
March 5, 2004